Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT:	MICHAEL J. KOSS
APRIL 10, 2007		(414) 964-5000

Koss Third Quarter Net Sales and Earnings Drop

Milwaukee, Wisconsin:  Koss Corporation (NASDAQ SYMBOL: KOSS), the U.S. based high fidelity stereophone company has announced earnings for the third quarter period ending March 31, 2007.  Sales for the third quarter dropped 27% to $9,601,291 compared to $13,222,496 for the same period one year ago.  Sales for the nine months have dipped 13% to $35,148,974 compared to $40,607,934 for the same period one year ago.

Net income fell 50% to $753,134 compared to $1,500,118 for the same period one year ago.  Net income for the nine months fell 25% to $3,730,572 compared to $4,972,582 for the same period one year ago.

Third quarter diluted earnings per share were $0.20 compared with $0.40 one year ago.  Diluted earnings per share for the nine months were $0.99 compared with $1.32 one year ago.

“This has been a difficult and disappointing quarter following last year’s record performance,” Michael J. Koss, President and CEO told employees here today.  “35% of the decline in sales is directly attributable to reductions in shipments of stereo headphones to automotive companies to include with the production of their cars.  Since the production of specific automobile models that include audio/video components has been reduced, the Koss stereophones that are included with each car have not been ordered to match production.”

Koss went on to explain that domestic retail in the third quarter had been negatively impacted by model reductions at two big box retailers, which occurred during the fourth quarter of the Company’s prior fiscal year.

“Model drops and reductions occur in our retail accounts from time to time,” Koss continued.  “We fully expect to see Koss stock assortments improve at these two accounts and to see the automotive industry volume for rear seat entertainment systems to begin to strengthen late in the second half of 2007.”

Koss went on to say that sales had also fallen in export markets throughout Europe and South America, declining by 18% during the quarter.

“Despite the quarterly setback, export remains a bright spot for the fiscal year with a 23% increase for the nine months. We hope to see more positive changes in export shipments in the coming six months,” he commented.

Michael Koss explained that the upcoming fourth quarter looked positive in comparison to the Company’s most recent quarter, and that several products unveiled at the Consumer Electronics Show in Las Vegas in January would begin to enter retail stores during the Company’s fourth quarter.

Koss Corporation will pay a quarterly dividend of $0.13 cents on April 13, 2007 to shareholders of record on March 30, 2007.

Koss Corporation markets a complete line of high-fidelity stereophones, speaker-phones, computer headsets, telecommunications headsets, active noise canceling stereophones, wireless stereophones, and compact disc recordings of American Symphony Orchestras on the Koss Classics label.

This press release contains forward-looking statements.  These statements relate to future events or our future financial performance.  In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “forecasts,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” or “continue” or the negative of such terms and other comparable terminology.  These statements are only predictions.  Actual events or results may differ materially.  In evaluating forward-looking statements, you should specifically consider various factors that may cause actual results to vary from those contained in the forward-looking statements, such as general economic conditions, in particular, consumer demand for the Company’s and its customers’ products, competitive and technological developments, foreign currency fluctuations, and costs of operations.  Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements.  The forward-looking statements made herein are only made as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.  In addition, such uncertainties and other operational matters are discussed further in the Company’s quarterly and annual filings with the Securities and Exchange Commission.

KOSS CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF INCOME

(Unaudited)

	Three Months		Nine Months
Period Ended March 31	2007	2006	2007	2006
Net sales	$9,601,291	$13,222,496	$35,148,974	$40,607,934
Cost of goods sold	5,998,723	8,266,958	21,540,297	24,938,947
Gross profit	3,602,568	4,955,538	13,608,677	15,668,987
Selling, general and administrative expense	2,494,886	2,615,295	7,849,596	7,912,696
Income from operations	1,107,682	2,340,243	5,759,081	7,756,291
Other income (expense)
Royalty income	81,249	75,000	243,747	276,918
Interest income	45,842	44,191	112,991	119,661
Interest expense	0	0	0	0
Income before income tax provision	1,234,773	2,459,434	6,115,819	8,152,870
Provision for income taxes	481,639	959,316	2,385,247	3,180,288
Net income	$753,134	$1,500,118	$3,730,572	$4,972,582
Earnings per common share:
Basic	$0.20	$0.43	$1.01	$1.36
Diluted	$0.20	$0.40	$0.99	$1.32
Dividends per common share	$0.13	$0.13	$0.39	$0.39

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